EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-23221, 333-52785, 333-81221, 333-47308, and 333-68524 on Form S-4, Registration Statement Nos. 033-86840, 333-40928, 333-69503, 333-87675, 333-74646, 333-76834, 333-106672, and 333-126353 on Form S-8, and Registration Statement Nos. 333-63976, 333-67988, and 333-130929 on Form S-3 of our reports dated March 8, 2006, relating to the financial statements and financial statement schedules of Washington Mutual, Inc. and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2005.

Seattle, Washington
March 8, 2006